SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) April 15, 2002


                               SPRINT CORPORATION
             (Exact name of Registrant as specified in its charter)

        Kansas                         1-04721                  48-0457967
(State of Incorporation)       (Commission File Number)      (I.R.S. Employer
                                                            Identification No.)


   6200 Sprint Parkway, Overland Park, Kansas                       66251
     (Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code (913) 624-3000


         2330 Shawnee Mission Parkway, Westwood, Kansas  66205
 (Former name or  former address, if changed since last report)


          P. O. Box 11315, Kansas City, Missouri 64112
        (Mailing address of principal executive offices)

Item 5.  Other Events.

     1. Press Release. On April 15, 2002, the registrant ("Sprint") announced 2002 first quarter results. The press release was as follows:

             Sprint Announces First Quarter Results

The  Sprint FON Group (NYSE: FON) is comprised of Sprint's Global
Markets Division, Local Telecommunications Division, and product distribution and directory publishing businesses.

The Sprint PCS Group (NYSE: PCS) consists of Sprint's mobile wireless operations.

Overland Park, Kan. - April 15, 2002 - Sprint today announced first quarter consolidated revenues of $6.76 billion, an increase of 8 percent from $6.25 billion a year ago.

The PCS Group reported a first quarter loss per share of 15 cents, compared to the mean analyst estimate of a 20-cent loss for the quarter and a reported loss of 40 cents a year ago. First quarter diluted earnings per share for the FON Group was 32 cents compared to 36 cents a year ago and the mean analyst estimate of 30 cents per share. Excluding losses associated with ION, which was terminated in the fourth quarter of 2001, FON Group diluted earnings per share was 33 cents compared to 46 cents reported a year ago.

"Despite a challenging economy, we are seeing improvements in our traditional wireline business and continue to deliver outstanding results in our wireless business. Nevertheless, we remain focused on improving the efficiency of our operations enterprise-wide," said William T. Esrey, chairman and chief executive officer.

SPRINT PCS GROUP HIGHLIGHTS

The PCS Group, with its affiliate partners, reported strong growth in subscribers, including approximately 725,000 net direct subscriber additions and 228,000 net new affiliate subscribers.

o    Net  operating revenues increased 41 percent in the quarter to $2.85 billion compared to $2.03 billion a year ago.
o    EBITDA   (measured  as  operating  income  or  loss   plus
     depreciation and amortization) was $640 million, up strongly from $253 million a year ago.
o The cost to acquire a new customer was down to $305 in the first quarter from $325 a year ago, and the cash cost per user for the quarter decreased to just under $32 from just over $35 a year ago.
o Average monthly revenue per user (ARPU) for the quarter was $60 compared to $59 a year ago.

o Customer churn for the quarter was approximately 3 percent, which was flat sequentially, but better than expectations for the quarter. Churn in the first quarter a year ago was 2.5 percent.
o Capital expenditures of $603 million for the quarter reflected continued focus on capacity expansion, increased coverage for the company's nationwide wireless network and development of 3G capabilities.

"Our areas of focus at PCS this year continue to be increasing profitability, growth in our customer base by building upon Sprint's unsurpassed clarity in voice services and initiating nationwide third-generation (3G) data services," Esrey said. "This quarter, we have made progress on all fronts."

Sprint and its affiliates operate the nation's largest all-digital, single-frequency PCS wireless network with coverage now extending to a population of nearly 249 million, or approximately
87 percent of the country.

This  summer, Sprint plans to be the first U.S. wireless  carrier to deliver third-generation (3G) wireless services nationwide. Sprint's wireless data speeds are expected to average 50 to 70 kbps, with peak speeds bursting up to 144 kbps.

"The coming of 3G service to wireless is a true technology breakthrough. It compares to television's move from black and white to color broadcasting," Esrey said. "3G offers greater speeds and the applications that businesses and consumers need on a wide array of devices. With new data services such as e-mail and photo attachments, 3G will allow Sprint customers to stay connected with a broad range of applications."

In the quarter, Sprint continued to build on its aggressive plans to deliver 3G services to Sprint customers nationwide. First-quarter announcements included a pact between Handspring and Sprint to work together on a new Handspring Treo communicator featuring a color screen that will operate on Sprint's 3G network; Sprint introducing toolkits designed specifically for Java programmers who desire to place their applications on the Sprint 3G network; Sprint unveiling two sleek and stylish 3G phones from Samsung Telecommunications America; and Sprint announcing plans to enable its wireless customers to send and receive messages via the new Intercarrier Messaging feature of Sprint PCS Short Mail.

SPRINT FON GROUP HIGHLIGHTS
o Net operating revenues declined 8 percent to $4.03 billion compared to $4.36 billion in the same period a year ago. On a sequential basis, revenues were slightly higher.
o Operating income in the quarter decreased 14 percent to $460 million from $532 million a year ago. Excluding losses from ION, operating income for the quarter would have been $466 million compared to $677 million a year ago.
o EBITDA was $1.11 billion, down 1 percent from $1.12 billion in the first quarter a year ago. Excluding losses from ION, EBITDA for the quarter would have been $1.11 billion compared to $1.23 billion a year ago.

o Income from continuing operations was $286 million in the first quarter, a decline of 9 percent from $316 million a year ago.
o  Capital expenditures were $543 million for the quarter.

"This quarter, the FON Group demonstrated its resilience in the face of a challenging marketplace," Esrey said. "In our local operations, we continue to aggressively manage costs, improve operating profits, and sell our services in value-adding bundles. In our Global Markets Division, we are experiencing sales success in the enterprise data and Internet market despite aggressive pricing in the marketplace."

Local Telecommunications Division
o Net operating revenues for the quarter were $1.55 billion, the same as the first quarter of 2001.
o Operating income rose 10 percent in the quarter to $481 million from $438 million a year ago.
o Voice grade equivalent lines grew nearly 12 percent from the first quarter a year ago. The number of access lines decreased
   1.4 percent during the same period.
o EBITDA in the quarter increased 7 percent to $767 million from $719 million in the previous first quarter.

The Local Telecommunications Division during the quarter continued to reduce operating costs, which contributed to strong operating income and operating cash flow growth, as well as expanded margins. Cost-containment measures reduced sales, general and administrative costs by 6 percent compared to a year ago. Total cost of services and products for the quarter also declined 6 percent from a year ago.

The division maintained strong sales of bundled services during the quarter, resulting in increased penetration of Sprint's long distance and wireless services in the local territories. The division sold over 400,000 consumer and business bundles during the quarter. Approximately 46 percent of Sprint's local residential lines and 38 percent of its business lines now use Sprint long distance services.

The local division's data-related service revenues continued to improve during the quarter, increasing 16 percent from the year ago period. The chief driver of the increase is a continued strong demand for special access services and increases in DSL.

Global Markets Division (the following discussion assumes that the Sprint ION termination event occurred prior to the periods addressed below)

o  Net  operating revenues in the Global Markets Division  for the quarter were down 9 percent from a year ago due primarily to lower long distance voice revenues. These declines were partially
   offset  by  growth  in data and dedicated IP  services.   First
   quarter revenues were $2.34 billion compared to $2.56 billion a
   year  ago.   On  a  sequential basis, revenues  improved  three
   percent.

o Operating loss was $69 million for the quarter compared to operating income of $170 million a year ago. Sequentially, losses decreased $70 million, excluding one-time items.
o EBITDA in the first quarter decreased to $288 million from $443 million a year ago. Excluding one-time items, EBITDA increased by $100 million, sequentially.
o Long distance calling volumes rose 13 percent for the quarter from a year ago.

In Global Markets, year-over-year comparisons illustrate the competitiveness of the long distance market, although there were encouraging sequential improvements. Total voice revenues, which declined 11 percent in the quarter compared to a year ago, rose sequentially. Despite aggressive pricing in the data market, asynchronous transfer mode (ATM) revenues rose nearly 40 percent from the same period last year.

During the quarter, dedicated IP service revenues grew 33 percent compared to the same period last year, but were offset by contractual step-downs in dial IP pricing as Sprint migrates to a significantly lower-cost dial IP infrastructure. Overall, Internet revenues for the quarter grew 5 percent compared to the same period last year. During the first quarter, Sprint closed on 28 new managed hosting contracts and more than 200 new IP consulting contracts.

On the international front, Sprint is building on the successful completion last year of its IP network in Europe and Asia.
During the quarter, Sprint won new international agreements with companies based in Europe, Asia and the Americas.

In the first quarter, Global Markets decreased sales, general and administrative expenses 10 percent sequentially and 8 percent year-over-year. Operating expense levels benefited from the fourth-quarter restructuring and continued cost control measures.

Product Distribution and Directory Publishing
o Net operating revenues were $330 million in the quarter down from $494 million a year ago due to continuing declines in telecommunications equipment spending.
o  Operating income was $57 million down 27 percent  from  $78 million a year ago.
o Within PDDP, Directory Publishing revenues were up modestly year-over-year with 5 percent growth in operating income.

Financing actions during the quarter
During the quarter, Sprint took the following steps to increase the company's financial flexibility and address the market's concern about the company's liquidity:

0 Sprint signed a commitment letter for a $1 billion term-loan facility. Due to an upsizing of Sprint's recent debt offering,
   the  amount of the facility was reduced to $700 million.   The
   facility is secured by certain assets relating to Sprint's directory publishing business. To date, Sprint has not drawn
   against this facility.     Sprint has retained investment banking
   advisors to explore the value the company could obtain if it were to sell the directory publishing business.

0 Sprint announced plans to expand its existing accounts receivables financing program to include PCS Group receivables. Sprint expects that the program expansion will be in excess of $500 million and available by end of second quarter

0 Sprint completed a $5 billion debt offering of 3-, 10- and 30-year senior notes. The $5 billion offering is the result of upsizing a planned $2 billion offering.

As   a  result  of  these  steps,  Sprint's  2002  expected  cash requirements are fully funded.

BUSINESS OUTLOOK
The  following  statements  are based  on  current  expectations.
These statements are forward looking, and actual results may differ materially.

Although encouraged by its first quarter performance, Sprint is not materially changing guidance for either the FON or PCS
Groups.

Sprint continues to expect FON Group earnings per share, excluding ION losses, to approach $1.40 for 2002. Sprint continues to believe full-year FON Group revenues could decline at a low single-digit rate in 2002. Full-year EBITDA is still expected to reach approximately $4.6 billion. FON Group capital expenditures for the year are now expected to be approximately $2.7 billion. As a result, Sprint now expects the FON Group to generate approximately $500 million in free cash flow this year.

Sprint continues to believe the PCS Group will achieve its previously forecast 3 million net additions for the full-year, assuming a consistent share of customer acquisitions and a modest improvement in churn. ARPU is expected to remain stable at around $60, assuming a continuation of strong voice minutes-of-use. Sprint continues to target full year EBITDA for the PCS
Group at $3 billion and full-year capital expenditures to be approximately $3.4 billion. In light of the recently passed economic stimulus bill, Sprint anticipates a $400 million tax refund that will be credited to the PCS Group due to the utilization of PCS-generated losses. As a result, Sprint now expects the PCS Group to require about $1.1 billion of funding in 2002.

On a consolidated basis, Sprint's funding requirements have been reduced to approximately $600 million in 2002 given the actions described above. While our expected funding requirements have been met for 2002, other financing alternatives such as the PCS accounts receivables program and possible sale of the directories business will further augment Sprint's financial flexibility.

CONFERENCE CALL INFORMATION
Conference calls elaborating on the company's first quarter results and the business outlook are scheduled for the afternoon of April 15. Management will discuss FON Group earnings at 4:30 p.m. EDT in a conference call with a live Q&A session. The call-in numbers are (toll free) 866-215-1938 or 800-473-8796. For international callers, the numbers are 816-650-0742  or  816-650-

0765. A continuous replay will be available immediately following the conference call and can be accessed by dialing (toll free)
888-775-8696 or, internationally, 402-220-1326. This replay will be available through April 29, 2002.

The PCS Group earnings report will be discussed in a conference call with a live Q&A session at 5:45 p.m. EDT. The call-in numbers are (toll free) 1-866-215-1938 or 800-473-8796. For international callers, the numbers are 816-650-0742 or 816-650-0765. A continuous replay will be available immediately following the conference call and can be accessed by dialing 888-775-8673 (toll free) or 402-220-1325 internationally. This replay will be available through April 29, 2002.

Live audiocasts of the conference calls will also be available simultaneously at www.sprint.com. Please note that questions can not be submitted by those listening to the webcasts. Replays of both calls can be accessed on our web site through April 29, 2002.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This news release includes "forward-looking statements" within the meaning of securities laws. The statements in this news
release   regarding  the  business  outlook  as  well  as   other
statements that are not historical facts are forward-looking statements. The words "estimate," "project," "intend," "expect,"
"believe,"   and  similar  expressions  identify  forward-looking
statements.   Forward-looking  statements   are   estimates   and
projections reflecting management's judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, Sprint has made assumptions regarding, among other things, customer and network usage, customer growth, pricing, costs to acquire customers and to provide services, and the economic environment. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include:
o the effects of vigorous competition in the markets in which Sprint operates;
o the costs and business risks associated with providing new services and entering new markets necessary to provide nationwide or global services;
o the ability of the PCS Group to continue to grow a significant market presence;
o the effects of mergers and consolidations within the telecommunications industry;
o  the uncertainties related to Sprint's strategic investments;
o the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies;
o  the impact of new technologies on Sprint's business;
o  unexpected results of litigation filed against Sprint;
o the possibility of one or more of the markets in which Sprint competes being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes including the impact of the Telecommunications Act of 1996, or other external factors over which Sprint has no control; and
o other risks referenced from time to time in Sprint's filings with the Securities and Exchange Commission ("SEC").

Sprint  believes these forward-looking statements are reasonable;
however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release.

Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. Sprint provides a detailed discussion of risk factors in periodic SEC filings, including its 2001 Form 10-K/A, and you are encouraged to review these filings.

About Sprint
Sprint is a global communications company serving more than 26 million business and residential customers in over 70 countries. With approximately 80,000 employees worldwide and more than $26 billion in annual revenues, Sprint is widely recognized for developing, engineering and deploying state of the art network technologies, including the United States' first nationwide all-digital, fiber-optic network. Sprint's award-winning Tier 1 Internet backbone is being extended to key global markets to provide customers with a broad portfolio of scalable IP products. Sprint's high-capacity, high-speed network gives customers fast, dependable, nonstop access to the vast majority of the world's Internet content. Sprint also operates the largest 100-percent digital, nationwide PCS wireless network in the United States, already serving the majority of the nation's metropolitan areas, including more than 4,000 cities and communities.


                                                      Sprint Corporation
                                            CONSOLIDATED STATEMENTS OF OPERATIONS
                                              (millions, except per share data)


                                              Sprint Corporation
                                              -------------------     Eliminations/
                                                 Consolidated       Reclassifications    Sprint FON Group     Sprint PCS Group
-----------------------------------------------------------------  -------------------  ------------------   ------------------
Quarters Ended March 31,                        2002      2001      2002       2001      2002      2001       2002      2001
-----------------------------------------------------------------  -------------------  ------------------   ------------------


Net operating revenues                         $ 6,762   $ 6,254    $ (115)    $ (129)  $ 4,029   $ 4,358    $ 2,848   $ 2,025
-----------------------------------------------------------------  -------------------  ------------------   ------------------
Operating expenses
  Costs of services and products                 3,214     3,110      (115)      (129)    1,926     2,105      1,403     1,134
  Selling, general and administrative            1,771     1,771        (8)        (2)      997     1,135        782       638
  Depreciation                                   1,172       981         -          -       646       580        526       401
  Amortization (1)                                   1       140         -          -         -         6          1       134
  Restructuring costs (2)                           23         -         -          -         -         -         23         -
-----------------------------------------------------------------  -------------------  ------------------   ------------------
  Total operating expenses                       6,181     6,002      (123)      (131)    3,569     3,826      2,735     2,307
-----------------------------------------------------------------  -------------------  ------------------   ------------------
Operating income (loss)                            581       252         8          2       460       532        113      (282)
Interest expense                                  (314)     (307)        -          5       (80)      (91)      (234)     (221)
Intergroup interest charge                           -         -         -          -        81        64        (81)      (64)
Other income (expense), net (3)                    (30)      (22)       (8)        (7)        3         5        (25)      (20)
-----------------------------------------------------------------  -------------------  ------------------   ------------------
Income (loss) before income taxes                  237       (77)        -          -       464       510       (227)     (587)
Income tax (expense) benefit                       (97)        -         -          -      (178)     (194)        81       194
-----------------------------------------------------------------  -------------------  ------------------   ------------------
Income (loss) from continuing operations           140       (77)        -          -       286       316       (146)     (393)
Extraordinary items, net                             -        (1)        -          -         -        (1)         -         -
Cumulative effect of change in accounting
  principle, net                                     -         2         -          -         -         -          -         2
-----------------------------------------------------------------  -------------------  ------------------   ------------------
Net income (loss)                                  140       (76)        -          -       286       315       (146)     (391)
Preferred stock dividends (paid) received           (2)       (2)        -          -         2         2         (4)       (4)
-----------------------------------------------------------------  -------------------  ------------------   ------------------
Earnings (Loss) applicable to common stock     $   138   $   (78)   $    -     $    -   $   288   $   317    $  (150)  $  (395)
                                              -------------------  -------------------  ------------------   ------------------

Diluted earnings (loss) per common share
  Net income (loss) - recurring                                                         $  0.32   $  0.35    $ (0.15)  $ (0.40)
  One-time items (2,3)                                                                        -      0.01          -         -
-----------------------------------------------------------------  -------------------  ------------------   ------------------
  Total                                                                                 $  0.32   $  0.36    $ (0.15)  $ (0.40)
                                                                                        ------------------   ------------------
Diluted weighted average common shares outstanding                                        891.5     887.4    1,009.9     977.9
                                                                                        ------------------   ------------------
Basic earnings (loss) per common share                                                  $  0.32   $  0.36    $ (0.15)  $ (0.40)
                                                                                        ------------------   ------------------



The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

(1) Sprint adopted Financial Accounting Standard, No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002.
    Accordingly, amortization of goodwill, spectrum licenses and trademarks ceased as of that date because they are indefinite life intangibles.

(2) In the 2002 first quarter, Sprint recorded a $23 million restructuring charge representing the closing of five PCS call centers, as well as additional steps to reduce operating costs in its PCS business units.  This charge was offset by favorable accounting true-ups.  In total, the charge and true-ups had no effect on net loss or loss per share.

(3) In the 2001 first quarter, the FON Group recorded a gain on investment activities of $14 million which increased income from continuing operations by $9 million or $0.01 per share.




                                                                           Sprint Corporation
                                                                      CONSOLIDATED BALANCE SHEETS
                                                                               (millions)


                                                                Sprint Corporation
                                                             -------------------------    Eliminations/
                                                                   Consolidated         Reclassifications
                                                             -------------------------  -------------------------
                                                             March 31,    December 31,   March 31,    December 31,
                                                                2002         2001          2002          2001
                                                             -------------------------  -------------------------


Assets
  Current Assets
    Cash and equivalents                                       $  2,166      $    313        $    -       $    -
    Accounts receivable, net                                      3,690         3,806             -            -
    Inventories                                                     646           690             -            -
    Inter-group receivable                                            -             -          (120)        (234)
    Income tax receivable                                           402             -             -            -
    Prepaid expenses and other                                      834           753          (447)           -
--------------------------------------------------------------------------------------  ------------  -----------
    Total current assets                                          7,738         5,562          (567)        (234)

  Net property, plant and equipment                              28,965        28,977           (47)         (47)

  Net intangible assets                                           9,048         9,062             -            -

  Other                                                           1,868         2,192          (280)        (280)
--------------------------------------------------------------------------------------  -------------------------

  Total                                                        $ 47,619      $ 45,793        $ (894)      $ (561)
                                                             -------------------------  -------------------------

Liabilities and shareholders' equity
  Current liabilities
    Short-term borrowings including current maturities of
      long-term debt                                           $  2,086      $  4,401        $    -       $    -
    Accounts payable and accrued interconnection costs            2,128         2,682             -            -
    Construction obligations                                        365           577             -            -
    Accrued restructuring costs                                     299           390             -            -
    Inter-group payable                                               -             -          (120)        (234)
    Other                                                         3,400         3,386          (494)         (47)
--------------------------------------------------------------------------------------  -------------------------
    Total current liabilities                                     8,278        11,436          (614)        (281)

  Noncurrent liabilities
    Long-term debt and capital lease obligations                 21,301        16,501             -            -
    Equity unit notes                                             1,725         1,725             -            -
    Deferred income taxes and investment tax credits              1,641         1,553             -            -
    Other                                                         1,703         1,706             -            -
--------------------------------------------------------------------------------------  -------------------------
    Total noncurrent liabilities                                 26,370        21,485             -            -

  Redeemable preferred stock                                        256           256          (280)        (280)

  Common stock and other shareholders' equity
    Common stock
      Class A FT                                                     22            22            22           22
      FON                                                         1,781         1,778         1,781        1,778
      PCS                                                           990           987           990          987
    Other shareholders' equity                                    9,922         9,829         9,922        9,829
    Combined attributed net assets                                    -             -       (12,715)     (12,616)
--------------------------------------------------------------------------------------  -------------------------
  Total shareholders' equity                                     12,715        12,616             -            -
--------------------------------------------------------------------------------------  -------------------------

  Total                                                        $ 47,619      $ 45,793        $ (894)      $ (561)
                                                             -------------------------  -------------------------

The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.



                                                                10


                                                                         Sprint Corporation
                                                                      CONSOLIDATED BALANCE SHEETS
                                                                               (millions)


                                                                  Sprint FON Group            Sprint PCS Group
                                                             -------------------------  -------------------------
                                                             March 31,    December 31,  March 31,    December 31,
                                                                2002          2001        2002          2001
                                                             -------------------------  -------------------------



Assets
  Current Assets
    Cash and equivalents                                       $    434      $    134     $  1,732      $    179
    Accounts receivable, net                                      2,293         2,415        1,397         1,391
    Inventories                                                     240           248          406           442
    Inter-group receivable                                          120           234            -             -
    Income tax receivable                                           402             -            -             -
    Prepaid expenses and other                                      434           454          847           299
------------------------------------------------------        ------------  ------------  -----------  ------------
    Total current assets                                          3,923         3,485        4,382         2,311

  Net property, plant and equipment                              17,404        17,508       11,608        11,516

  Net intangible assets                                           1,567         1,567        7,481         7,495

  Other                                                           1,638         1,604          510           868
-----------------------------------------------------         --------------------------  -------------------------

  Total                                                        $ 24,532      $ 24,164     $ 23,981      $ 22,190
                                                              --------------------------  -------------------------

Liabilities and shareholders' equity
  Current liabilities
    Short-term borrowings including current maturities of
      long-term debt                                           $   777       $  2,056     $  1,309      $  2,345
    Accounts payable and accrued interconnection costs           1,461          2,001          667           681
    Construction obligations                                         -              -          365           577
    Accrued restructuring costs                                    277            390           22             -
    Inter-group payable                                              -              -          120           234
    Other                                                        2,115          1,851        1,779         1,582
------------------------------------------------------       --------------------------  -------------------------
    Total current liabilities                                    4,630          6,298        4,262         5,419

  Noncurrent liabilities
    Long-term debt and capital lease obligations                 5,023          3,258       16,278        13,243
    Equity unit notes                                                -              -        1,725         1,725
    Deferred income taxes and investment tax credits             1,641          1,552            -             1
    Other                                                        1,322          1,342          381           364
------------------------------------------------------       --------------------------  -------------------------
    Total noncurrent liabilities                                 7,986          6,152       18,384        15,333

  Redeemable preferred stock                                        10             10          526           526

  Common stock and other shareholders' equity
    Common stock
      Class A FT                                                     -              -            -             -
      FON                                                            -              -            -             -
      PCS                                                            -              -            -             -
      Other shareholders' equity                                     -              -            -             -
      Combined attributed net assets                            11,906         11,704          809           912
------------------------------------------------------       --------------------------  -------------------------
  Total shareholders' equity                                         -              -            -             -
------------------------------------------------------       --------------------------  -------------------------

  Total                                                       $ 24,532       $ 24,164     $ 23,981      $ 22,190
                                                             --------------------------  -------------------------

The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.



                                                                Sprint Corporation
                                                   CONDENSED CONSOLIDATED CASH FLOW INFORMATION
                                                                    (millions)


                                                                Sprint Corporation
                                                            ----------------------------
                                                                   Consolidated                Sprint FON Group
----------------------------------------------------------------------------------------  ----------------------------
Year-to-Date March 31,                                          2002          2001            2002          2001
----------------------------------------------------------------------------------------  ----------------------------


Operating Activities
    Net income (loss)                                          $      140     $     (76)      $     286     $     315
    Depreciation and amortization                                   1,173         1,121             646           586
    Deferred income taxes                                             495           (10)            128            69
    Changes in assets and liabilities                              (1,210)         (655)           (598)         (374)
    Other, net                                                         37            66               9            25
----------------------------------------------------------------------------------------  ----------------------------
Net cash provided (used) by operating activities                      635           446             471           621
----------------------------------------------------------------------------------------  ----------------------------

Investing Activities
    Capital expenditures                                           (1,146)       (1,774)           (543)       (1,119)
    Investments in and loans to affiliates, net                        (8)          (46)             (8)          (46)
    Other, net                                                          3            40               3            17
----------------------------------------------------------------------------------------  ----------------------------

Net cash used by investing activities                              (1,151)       (1,780)           (548)       (1,148)
----------------------------------------------------------------------------------------  ----------------------------

Financing Activities
    Increase in debt, net                                           2,485         1,365             485           606
    Dividends paid                                                   (114)         (109)           (110)         (105)
    Other, net                                                         (2)           19               2           (36)
----------------------------------------------------------------------------------------  ----------------------------
Net cash provided by financing activities                           2,369         1,275             377           465
----------------------------------------------------------------------------------------  ----------------------------

Increase (decrease) in cash and equivalents                         1,853           (59)            300           (62)

Cash and equivalents at beginning of period                           313           239             134           122
----------------------------------------------------------------------------------------  ----------------------------

Cash and equivalents at end of period                          $    2,166     $     180       $     434     $      60
                                                            ----------------------------  ----------------------------


The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

                                                                        12



                                                                Sprint Corporation
                                                   CONDENSED CONSOLIDATED CASH FLOW INFORMATION
                                                                    (millions)



                                                                 Sprint PCS Group
---------------------------------------------------------   ----------------------------
Year-to-Date March 31,                                          2002          2001
---------------------------------------------------------   ----------------------------


Operating Activities
    Net income (loss)                                        $    (146)     $    (391)
    Depreciation and amortization                                  527            535
    Deferred income taxes                                          367            (79)
    Changes in assets and liabilities                             (612)          (281)
    Other, net                                                      28             41
----------------------------------------------------------------------------------------
Net cash provided (used) by operating activities                   164           (175)
----------------------------------------------------------------------------------------

Investing Activities
    Capital expenditures                                          (603)          (655)
    Investments in and loans to affiliates, net                      -              -
    Other, net                                                       -             23
----------------------------------------------------------------------------------------

Net cash used by investing activities                             (603)          (632)
----------------------------------------------------------------------------------------
Financing Activities
    Increase in debt, net                                        2,000            759
    Dividends paid                                                  (4)            (4)
    Other, net                                                      (4)            55
----------------------------------------------------------------------------------------
Net cash provided by financing activities                        1,992            810
----------------------------------------------------------------------------------------

Increase (decrease) in cash and equivalents                      1,553              3

Cash and equivalents at beginning of period                        179            117
----------------------------------------------------------------------------------------

Cash and equivalents at end of period                        $   1,732       $    120
                                                            ----------------------------


The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.




                                                Sprint Corporation
                                            SELECTED OPERATING RESULTS
                                                    (millions)


                                                                             Quarters Ended
                                                                                March 31,
                                                                      ------------------------------
                                                                          2002             2001
                                                                      ------------------------------

Global Markets Division
  Net operating revenues (1)
    Voice                                                                $   1,536        $   1,726
    Data                                                                       484              472
    Internet                                                                   245              234
    Other                                                                       77              135
----------------------------------------------------------------------------------------------------
    Net operating revenues                                                   2,342            2,567
----------------------------------------------------------------------------------------------------
  Operating expenses
    Costs of services and products                                           1,421            1,489
    Selling, general and administrative                                        639              751
    Depreciation and amortization (2)                                          357              302
----------------------------------------------------------------------------------------------------
    Total operating expenses                                                 2,417            2,542
----------------------------------------------------------------------------------------------------
  Operating income (loss)                                                $     (75)       $      25
                                                                      ------------------------------


Local Division
  Net operating revenues
    Local service                                                        $     761        $     732
    Network access                                                             505              505
    Long distance                                                              168              186
    Other                                                                      119              130
----------------------------------------------------------------------------------------------------
    Net operating revenues                                                   1,553            1,553
----------------------------------------------------------------------------------------------------
  Operating expenses
    Costs of services and products                                             468              496
    Selling, general and administrative                                        318              338
    Depreciation                                                               286              281
----------------------------------------------------------------------------------------------------
    Total operating expenses                                                 1,072            1,115
----------------------------------------------------------------------------------------------------
  Operating income                                                       $     481        $     438
                                                                      ------------------------------

Product Distribution and Directory Publishing
  Net operating revenues                                                 $     330        $     494
                                                                      ------------------------------
  Operating income                                                       $      57        $      78
                                                                      ------------------------------




See description of footnotes on the following page.




                                                Sprint Corporation
                                            SELECTED OPERATING RESULTS
                                                    (millions)


                                                                             Quarters Ended
                                                                                March 31,
                                                                      ------------------------------
                                                                          2002             2001
                                                                      ------------------------------


PCS Group
  Net operating revenues                                                $    2,848       $    2,025
----------------------------------------------------------------------------------------------------
  Operating expenses
    Costs of services and products                                           1,403            1,134
    Selling, general and administrative                                        782              638
    Depreciation                                                               526              401
    Amortization (2)                                                             1              134
    Restructuring costs (3)                                                     23                -
----------------------------------------------------------------------------------------------------
    Total operating expenses                                                 2,735            2,307
----------------------------------------------------------------------------------------------------
  Operating income (loss)                                               $      113       $     (282)
                                                                      ------------------------------



Unallocated Corporate Operations and
Intercompany Eliminations
  Net operating revenues                                                $     (311)      $     (385)
                                                                      ------------------------------
  Operating income                                                      $        5       $       (7)
                                                                      ------------------------------




Sprint's FON Group reporting segments are intended to reflect the operating results of its global markets, local services, and product distribution and directory publishing businesses.  The Global Markets segment includes domestic and international voice services (except for consumer services provided to customers within Sprint's local franchise territories); data communications services such as frame relay access and transport, web hosting, collocation, and security services; and Internet services.  The
Local Services segment includes local phone services, access to its local network, consumer long distance services provided to customers within our local franchise territories, and sales of telecommunications equipment.  The Product Distribution and
Directory Publishing segment provides wholesale distribution services of telecommunications products and publishes and markets white and yellow page phone directories.  The FON Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity.

Sprint's PCS Group includes Sprint's wireless personal communications services operations.  The PCS Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity.


(1)  Equipment revenue is now being fully reported as part of Other.  This reclass has no impact on total net operating revenues.

(2)  Sprint adopted Financial Accounting Standard, No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002.
     Accordingly, amortization of goodwill, spectrum licenses and trademarks ceased as of that date because they are indefinite life intangibles.

(3)  In the 2002 first quarter, Sprint recorded a $23 million restructuring charge representing the closing of five PCS call centers, as well as additional steps to reduce operating costs in its PCS business units.  This charge was offset by favorable accounting true-ups.  In total, the charge and true-ups had no effect on operating income.





                                                                               Sprint Corporation
                                                              GLOBAL MARKETS GROUP SELECTED OPERATING RESULTS (1)
                                                                                   (millions)


Quarters Ended,                                                               December 31,                  September 30,
----------------------------------------------------------------------------------------------------   -----------------------
                                                                                        Previously                  Previously
                                                                        As Adjusted      Reported      As Adjusted  Reported
----------------------------------------------------------------------------------------------------   -----------------------
                                                                          2001             2001          2001         2001
----------------------------------------------------------------------------------------------------   -----------------------


Global Markets Division
  Net operating revenues
    Voice                                                               $     1,500       $   1,508     $  1,683     $  1,692
    Data                                                                        425             444          473          497
    Internet                                                                    238             244          241          248
    Other                                                                       118              85          108           68
----------------------------------------------------------------------------------------------------   ----------   ----------
    Net operating revenues                                              $     2,281       $   2,281     $  2,505     $  2,505
----------------------------------------------------------------------------------------------------   ----------   ----------

(1)  Equipment revenue is now being fully reported as a part of Other.  This reclass has no impact on total net operating revenues.



                                                                          16



                                                                               Sprint Corporation
                                                              GLOBAL MARKETS GROUP SELECTED OPERATING RESULTS (1)
                                                                                   (millions)


Quarters Ended,                                                               June 30,                 March 31,
---------------------------------------------------------------------------------------------   -----------------------
                                                                                   Previously               Previously
                                                                      As Adjusted  Reported     As Adjusted  Reported
---------------------------------------------------------------------------------------------   -----------------------
                                                                         2001        2001          2001         2001
---------------------------------------------------------------------------------------------   -----------------------



Global Markets Division
  Net operating revenues
    Voice                                                               $  1,701   $  1,708      $  1,726     $  1,736
    Data                                                                     487        513           472          502
    Internet                                                                 251        262           234          249
    Other                                                                    124         80           135           80
--------------------------------------------------------------------------------   ----------   ----------   ----------
    Net operating revenues                                              $  2,563   $  2,563      $  2,567     $  2,567
---------------------------------------------------------------------------------  ----------   ----------   ----------

(1)  Equipment revenue is now being fully reported as a part of Other.  This reclass has no impact on total net operating revenues.




                                                                            Sprint Corporation
                                                                 PRO FORMA SELECTED OPERATING RESULTS (1)
                                                                                (millions)


-----------------------------------------------------------------------------------------------------------------
Quarters Ended,                                                  March 31,                    December 31,
------------------------------------------------------------------------------------  ---------------------------
                                                           2002            2001          2001            2000
------------------------------------------------------------------------------------  ---------------------------


Global Markets Division (2)

  Net operating revenues                                   $  2,337       $   2,564     $   2,276     $    2,565
                                                        ----------------------------  ---------------------------

  Operating income (loss)                                  $    (69)      $     170     $  (1,851)    $       14
                                                        ----------------------------  ---------------------------

  EBITDA (4)                                               $    288       $     443     $     187     $      527
                                                        ----------------------------  ---------------------------


Sprint FON Group (3)

  Net operating revenues                                   $  4,024       $   4,355     $   4,007     $    4,392
                                                        ----------------------------  ---------------------------

  Operating income (loss)                                  $    466       $     677     $  (1,400)    $      520
                                                        ----------------------------  ---------------------------

  EBITDA (4)                                               $  1,112       $   1,234      $  1,032     $    1,329
                                                        ----------------------------  ---------------------------


(1)     Pro forma information is presented as if the Sprint ION termination occurred at the beginning of 2000.  Costs incurred to support and transition the remaining ION customers remain in the Global Markets Division and Sprint FON Group results.
        This transition should be complete by December 2002.

(2)     Results should be viewed in connection with the Selected Operating Results contained in this Press Release.

(3)     Results should be viewed in connection with the Consolidated Statements of Operations for the quarter ended March 31 contained in this Press Release.

(4)     EBITDA represents operating income or loss plus depreciation, amortization and one-time items.


                                                                        18


                                                                            Sprint Corporation
                                                                 PRO FORMA SELECTED OPERATING RESULTS (1)
                                                                                (millions)



----------------------------------------------------------------------------------------------------------------
Quarters Ended,                                              September 30,                   June 30,
-----------------------------------------------------------------------------------   --------------------------
                                                         2001           2000            2001          2000
-----------------------------------------------------------------------------------   --------------------------


Global Markets Division (2)

  Net operating revenues                                $   2,497        $ 2,645       $  2,559       $ 2,684
                                                        --------------------------   --------------------------

  Operating income (loss)                               $      41        $   354       $    129       $   365
                                                        --------------------------   --------------------------

  EBITDA (4)                                            $     349        $   620       $    417       $   620
                                                        --------------------------   --------------------------


Sprint FON Group (3)

  Net operating revenues                                $   4,236        $ 4,442       $  4,306       $ 4,445
                                                        --------------------------   --------------------------

  Operating income (loss)                               $     582        $   853       $    664       $   716
                                                        --------------------------  ---------------------------
  EBITDA (4)                                            $   1,178        $ 1,405       $  1,233       $ 1,418
                                                        --------------------------   --------------------------

(1)     Pro forma information is presented as if the Sprint ION termination occurred at the beginning of 2000.  Costs incurred to support and transition the remaining ION customers remain in the Global Markets Division and Sprint FON Group results.
        This transition should be complete by December 2002.

(2)     Results should be viewed in connection with the Selected Operating Results contained in this Press Release.

(3)     Results should be viewed in connection with the Consolidated Statements of Operations for the quarter ended March 31 contained in this Press Release.

(4)     EBITDA represents operating income or loss plus depreciation, amortization and one-time items.



                                       Sprint FON Group
                               SUMMARY FINANCIAL INFORMATION (1)
                                 (all amounts per share data)


                                                                       Quarters ended
                                                                          March 31,
                                                               --------------------------------
                                                                   2002              2001
                                                               --------------------------------



Diluted earnings per common share
  Income from continuing operations - pro forma                   $      0.33       $      0.45
  Sprint ION losses                                                     (0.01)            (0.10)
-----------------------------------------------------------------------------------------------
    Income from continuing operations - recurring                        0.32              0.35

  One-time items
    Gain on sale of investment                                              -              0.01
-----------------------------------------------------------------------------------------------
      Total                                                                 -              0.01
-----------------------------------------------------------------------------------------------

  Income from continuing operations                               $      0.32       $      0.36
                                                               --------------------------------

(1) Pro forma information is presented as if the Sprint ION termination occurred prior to the periods shown and excludes one-time items.  Costs incurred to support and transition the remaining ION customers remain in the Sprint FON Group results.  This transition should be complete by December 2002.  Pro forma and recurring results should be viewed in connection with the
    Consolidated Statements of Operations for the first quarter 2002.




                                                  Sprint Corporation
                                                      PCS GROUP
                                                NET CUSTOMER ADDITIONS
                                                     (thousands)



                                                                         Quarter ended March 31, 2002
                                                         --------------------------------------------------------------
                                                            Direct           Resale         Affiliate         Total
                                                         --------------   -------------    ------------    ------------


Reported net additions                                             725             (47)            228             906
                                                         --------------------------------------------------------------





Ending customers - March 31, 2001                               10,355             359           1,057          11,771
Ending customers - December 31, 2001                            13,555             219           2,042          15,816
Ending customers - March 31, 2002                               14,280             172           2,270          16,722
                                                         --------------------------------------------------------------



                                                                         Sprint Corporation
                                                                   PCS GROUP METRICS RESTATEMENT
                                                                             (dollars)



Quarters Ended,                             December 31, 2001                September 30, 2001
---------------------------------------------------------------------  -------------------------------
                                                        Previously                       Previously
                                       As Adjusted       Reported       As Adjusted       Reported
                                     ----------------  --------------  --------------   --------------


Cash Cost Per User (1)                  $      35         $      33       $      35        $      33
Cost Per Gross Addition (1)             $     315         $     350       $     285        $     320
Average Revenue Per User (2)            $      61         $      61       $      62        $      62




Quarters Ended,                             December 31, 2000                September 30, 2000
---------------------------------------------------------------------  -------------------------------
                                                        Previously                       Previously
                                       As Adjusted       Reported       As Adjusted       Reported
                                     ----------------  --------------  --------------   --------------



Cash Cost Per User (1)                   $      36        $      34        $     37        $      35
Cost Per Gross Addition (1)              $     355        $     380        $    315        $     340



(1) Beginning in 2002, PCS changed its method of calculating both Cash Cost Per User (CCPU) and Costs Per Gross Addition (CPGA).
    Retail customer service and handset subsidies for existing customers, both previously part of the calculation of CPGA, are instead included in the calculation of CCPU.  Activation customer care cost has been removed from the calculation of CCPU and is now included in the calculation of CPGA.  Both metrics have been restated for prior periods to be in conformity with current year presentation.  The recalculation of these metrics did not impact operating expenses, EBITDA, or loss from continuing operations.

(2) In the second quarter of 2001, contract cancellation fees began to be reported net of anticipated write-offs.  While this reclassification had no impact on operating income, it did affect Average Revenue Per User (ARPU).  Prior quarter's results were not restated at that time.  2001 periods have been restated to be in conformity with current year presentation.



                                                                         Sprint Corporation
                                                                   PCS GROUP METRICS RESTATEMENT
                                                                             (dollars)



Quarters Ended,                               June 30, 2001                     March 31, 2001
---------------------------------------------------------------------  -------------------------------
                                                         Previously                       Previously
                                       As Adjusted        Reported      As Adjusted        Reported
                                     ----------------  --------------  --------------   --------------



Cash Cost Per User (1)                 $      35          $      32      $      35        $      34
Cost Per Gross Addition (1)            $     300          $     340      $     325        $     360
Average Revenue Per User (2)           $      62          $      61      $      59        $      60



Quarters Ended,                               June 30, 2000                     March 31, 2000
---------------------------------------------------------------------  -------------------------------
                                                         Previously                       Previously
                                       As Adjusted        Reported      As Adjusted        Reported
                                     ----------------  --------------  --------------   --------------
Cash Cost Per User (1)                 $      37          $      35      $      38        $      37
Cost Per Gross Addition (1)            $     325          $     350      $     370        $     390


(1) Beginning in 2002, PCS changed its method of calculating both Cash Cost Per User (CCPU) and Costs Per Gross Addition (CPGA).
    Retail customer service and handset subsidies for existing customers, both previously part of the calculation of CPGA, are instead included in the calculation of CCPU.  Activation customer care cost has been removed from the calculation of CCPU and is now included in the calculation of CPGA.  Both metrics have been restated for prior periods to be in conformity with current year presentation.  The recalculation of these metrics did not impact operating expenses, EBITDA, or loss from continuing operations.


(2) In the second quarter of 2001, contract cancellation fees began to be reported net of anticipated write-offs.  While this reclassification had no impact on operating income, it did affect Average Revenue Per User (ARPU).  Prior quarter's results were not restated at that time.  2001 periods have been restated to be in conformity with current year presentation.



                           SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                              SPRINT CORPORATION


Date: April 18, 2002              By: /s/ Michael T. Hyde
                                   Michael T. Hyde
                                   Assistant Secretary